UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            PENN-AMERICA GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

     (2)  Aggregate number of securities to which transaction applies:

          N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A

     (4)  Proposed maximum aggregate value of transaction:

          N/A

     (5)  Total fee paid:

          N/A

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                            PENN-AMERICA GROUP, INC.
                                420 S. York Road
                           Hatboro, Pennsylvania 19040



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 19, 1999



     The Annual Meeting of Shareholders (the "Meeting") of Penn-America Group, Inc., a Pennsylvania corporation (the "Company"), will be held on May 19, 1999 at 10:00 a.m., local time, at the Company's offices at 420 S. York Road, Hatboro, Pennsylvania, for the following purposes:

     1. To elect directors to hold office until the Annual Meeting of Shareholders in 2000 and until their respective successors are duly elected and qualified;

     2.   To  increase  by  300,000   the  number  of  shares   authorized   for
          distribution under the Company's 1993 Stock Incentive Plan, as amended and restated.

     3. To transact such other business as may properly come before the Meeting and any and all adjournments and postponements thereof.

     The Board of Directors has fixed the close of business on March 31, 1999 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Meeting.

     All shareholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to date, sign and return the enclosed proxy promptly. Any shareholder attending the Meeting may vote in person even if he or she has returned a proxy.

                                             By Order of the Board of Directors,

                                             Garland P. Pezzuolo
                                             Secretary

April 12, 1999


     Annual Reports to Shareholders, including financial statements, are being mailed to shareholders together with these proxy materials, commencing on or about April 12, 1999.

                            PENN-AMERICA GROUP, INC.
                                420 S. York Road
                           Hatboro, Pennsylvania 19040



               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 19, 1999



                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Penn-America Group, Inc., a Pennsylvania corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders (the "Meeting"), which is scheduled to be held at 10:00 a.m., local time, on May 19, 1999, at 420 S. York Road, Hatboro, Pennsylvania for the purposes set forth in the foregoing notice of the Meeting. This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to shareholders on or about April 12, 1999.

     The Board of Directors knows of no matters which are likely to be brought before the Meeting, other than the matters specifically referred to in the notice of the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the nominees of the Board of Directors in the election of directors and the increase by 300,000 of the number of shares authorized for distribution under the Company's 1993 Stock Incentive Plan.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

Voting Securities

     At the close of business on March 31, 1999, there were outstanding 8,736,201 shares of the Company's Common Stock, $.01 par value ("Common Stock"). Each shareholder of record at the close of business on March 31, 1999 is entitled to one vote for each share held. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast will constitute a quorum for the Meeting. In the event that the Meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned Meeting, although less than a quorum as described in the preceding sentence, shall constitute a quorum for the purpose of acting upon any matter set forth in the foregoing notice.

     In the election of directors, the nominees receiving a plurality of the votes cast at the Meeting shall be elected. Approval of all other matters to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the Meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "FOR" or "AGAINST" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Meeting.


Security Ownership of Management and Principal Shareholders

     The table below sets forth certain information as of March 31, 1999 regarding the beneficial ownership, as defined in regulations of the Securities and Exchange Commission, of Common Stock of (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and nominee for director of the Company, (iii) the Company's Chief Executive Officer and the executive officers listed in the Compensation Table on page 6, and (iv) all directors and executive officers as a group. On March 31, 1999, there were 8,736,201 shares of the Company's Common Stock outstanding. Unless otherwise specified, the named beneficial owner has sole voting and investment power. The information in the table below was furnished by the persons listed.

           Name of Beneficial Owner                    Amount Beneficially            Percent
                                                           Owned(1)(2)                of Class
           ------------------------------             -----------------------       -------------
           Penn Independent Corporation................      3,087,500                   35.0%
                420 S. York Road
                Hatboro, PA  19040
           Irvin Saltzman..............................      3,162,500(3)                36.0%
                420 S. York Road
                Hatboro, PA  19040
           Jon S. Saltzman.............................      3,154,800(4)                36.0%
           Jami Saltzman-Levy..........................      3,088,400(5)(6)             35.0%
           Eric Anthony Saltzman.......................      3,087,500(7)                35.0%
           Robert A. Lear..............................         51,000(8)                   *
           Rosemary R. Ferrero.........................         18,166                      *
           James E. Heerin, Jr.........................         21,250                      *
           John M. DiBiasi.............................         47,524(9)                   *
           Thomas P. Bowie.............................         10,000                      *
           M. Moshe Porat, Ph.D., CPCU.................         43,000(10)                  *
           Charles Ellman..............................        111,000(11)                1.3%
           Thomas M. Spiro.............................         10,000                      *
           Paul Simon..................................          7,500(12)                  *
           Avenir Corporation..........................        477,025                    5.5%
           Dimensional Fund Advisors, Inc..............        532,900                   6.09%
           Kennedy Capital Management Inc..............        544,062                    6.2%
           Neuberger & Berman, LLC.....................        547,250                    6.3%
           All executive officers and directors
           as a group (13 persons).....................      3,550,140                   4.06%

* Less than 1%
(1) Includes shares of restricted stock awarded to certain officers of the Company under the Company's 1993 Stock Incentive Plan (as amended and restated), and pursuant to a secondary offering of the common stock of the Company in July 1997, which have not yet vested, over which such persons maintain voting power, as follows: 12,000 shares for Mr. Jon Saltzman, 8,000 shares for Mr. DiBiasi, 6,000 shares for Ms. Ferrero and 10,000 shares for Mr. Bowie.

                                       2

(2) Includes shares subject to exercisable options as follows: 75,000 for Mr. Irvin Saltzman, 45,000 for Mr. Jon Saltzman, 39,000 for Mr. Lear, 16,500 for Mr. Heerin, 22,500 for Mr. DiBiasi, 30,000 for Dr. Moshe Porat, 25,500 for Mr. Ellman, 3,000 for Mr. Spiro, and 3,000 for Mr. Simon.
(3) Of these shares, 3,087,500 are owned of record by Penn Independent Corporation. Mr. Irvin Saltzman, Chairman of the Board of Directors, owns 48.12% of the outstanding voting securities of Penn Independent.
(4)  Of these shares, 3,087,500 are owned of record by Penn Independent, Mr. Jon
     S. Saltzman, collectively with Ms. Jami Saltzman-Levy and Mr. Eric Anthony Saltzman, serves as a trustee of five trusts that own a total of 48.2% of the outstanding voting securities of Penn Independent. Additionally, Mr. Jon Saltzman serves individually as trustee of two trusts that collectively own 0.7% of the outstanding voting securities of Penn Independent. Mr. Saltzman also owns 0.1% of the outstanding voting securities of Penn Independent in his own name. The total number of shares owned by Mr. Saltzman excludes 20,050 shares held by Mr. Saltzman's wife to which Mr. Saltzman disclaims beneficial ownership.
(5) Of these shares, 3,087,500 are owned of record by Penn Independent. Ms. Jami Saltzman-Levy, collectively with Mr. Jon S. Saltzman and Mr. Eric Anthony Saltzman, serves as trustee of five trusts that own a total of
     48.2% of the outstanding voting securities of Penn Independent. Additionally, Ms. Jami Saltzman-Levy serves individually as trustee of six trusts that collectively own 2.5% of the outstanding voting securities of Penn Independent. Ms. Jami Saltzman-Levy also owns 0.1% of the outstanding voting securities of Penn Independent in her own name.
(6)  900 of such shares are owned jointly with her spouse.
(7) These shares are owned of record by Penn Independent. Mr. Eric Anthony Saltzman, collectively with Ms. Jami Saltzman-Levy and Mr. Jon S. Saltzman, serves as trustee of five trusts that own a total of 48.2% of the outstanding voting securities of Penn Independent. Mr. Eric Anthony Saltzman also owns 0.1% of the outstanding voting securities of Penn Independent in his own name.
(8) Excludes 25 shares held by Mr. Lear's son to which Mr. Lear disclaims beneficial ownership.
(9)  14,295 of such shares are owned jointly with his spouse.
(10) 10,000 of such shares are owned jointly with his spouse.
(11) Excludes 30,000 shares held by Mr. Ellman's wife and 150 shares held by Mr. Ellman's daughter to which Mr. Ellman disclaims beneficial ownership.
(12) All shares are jointly owned with his spouse.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

Nominees for Election

     At the Meeting, the shareholders will elect nine (9) directors to hold office until the Annual Meeting of Shareholders in 2000 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the following nominees: Irvin Saltzman, Jon S. Saltzman, Charles Ellman, James E. Heerin, Jr., Robert A. Lear, Jami Saltzman-Levy, M. Moshe Porat, Paul Simon and Thomas M. Spiro. All of the nominees are presently members of the Board of Directors of the Company.

     The Board of Directors believes that the nominees will be able to serve as directors. If any nominee is unable to serve, the persons named in the enclosed proxy will vote the shares they represent for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

     Set forth below is certain information concerning the nominees for election as directors:

                                                      Director
           Name                            Age          Since          Position with the Company
           ---------                      -------     -----------      ---------------------------
           Irvin Saltzman.................   76          1993          Chairman, Director
           Jon S. Saltzman................   41          1993          President and Chief Executive
                                                                          Officer, Director
           Charles Ellman.................   70          1994          Director
           James E. Heerin, Jr............   62          1993          Director
           Robert A. Lear.................   53          1993          Director
           Jami Saltzman-Levy.............   42          1994          Director
           Dr. M. Moshe Porat.............   52          1994          Director
           Paul Simon.....................   70          1997          Director
           Thomas M. Spiro................   43          1997          Director

     Mr. Irvin Saltzman is the founder of Penn-America Insurance Company ("Penn-America"), the wholly-owned subsidiary of the Company, and of Penn Independent Corporation ("Penn Independent"), an insurance enterprise which owns 35.0% of the outstanding shares of the Company. Mr. Saltzman has been Chairman of the Board of Directors of the Company since its formation in July 1993. He has been active in the insurance industry since 1947. Mr. Saltzman is the father of Mr. Jon S. Saltzman and Ms. Jami Saltzman-Levy. See "Certain Transactions."

     Mr. Jon S. Saltzman has been President and Chief Executive Officer of the Company since its formation in July 1993. He has been President, Chief Executive Officer and Director of Penn-America since June 1993. Mr. Saltzman was President and Chief Operating Officer of Penn-America from June 1989 until June 1993, and was Vice President, Marketing of Penn-America from January 1986 until June 1988. Mr. Saltzman is Mr. Irvin Saltzman's son and Ms. Jami Saltzman-Levy's brother.

     Mr. Ellman has been a Director of the Company since 1994 and was a Director of Penn-America from May 1976 until May 1995. Prior to 1994, Mr. Ellman was Vice Chairman and a Director of Penn Independent.

     Mr. Heerin has been Vice President and General Counsel of Penn Independent for more than six years and was General Counsel and Secretary of the Company since its formation in July 1993 until March 1995. Prior to joining Penn Independent, Mr. Heerin was Vice President and Assistant General Counsel for Pitcairn, Inc. Mr. Heerin is currently Senior Vice President and General Counsel for InterAg Technologies, Inc.

     Mr. Lear has been President and Chief Executive Officer of Penn Independent since September 1996 and previously served as Executive Vice President-Finance and Chief Financial Officer of that company for more than seven years. He was Vice President-Finance and Chief Financial Officer of the Company from its formation in July 1993 until March 1995. Mr. Lear has been a Director of Dynasil Corporation of America since February of 1998. Prior to joining Penn Independent, Mr. Lear had over 15 years of public accounting experience, specializing in the insurance industry. Mr. Lear is a certified public accountant.

     Ms.  Saltzman-Levy  has  been  Vice   President-Human   Resources  of  Penn
Independent and a Director of Penn-America for more than six years. Ms. Saltzman-Levy is Mr. Irvin Saltzman's daughter and Mr. Jon Saltzman's sister.

     Dr. Porat has been Dean of the Fox School of Business and Management at Temple University since August 1996; and previously was the Joseph E. Boettner Professor and Chairman of the Risk Management, Insurance and Actuarial Science Department at the Temple University School of Business and Management for eight years. Prior to joining Temple University, Mr. Porat was the Deputy General Manager of IHUD Insurance Agencies Ltd., an international insurance brokerage firm.

     Mr. Simon is Professor and Director of the Public Policy Institute at Southern Illinois University. Mr. Simon founded the Institute in 1997, shortly after retiring from the United States Senate after twelve years of service as a senator from Illinois. His distinguished political career includes 14 years in the Illinois House and Senate and a term as Lieutenant Governor of the State, the first Lieutenant Governor in the state's history to be elected with a governor from another party. He built a chain of 13 newspapers in the southern and central parts of Illinois, which he sold in 1966 to devote full-time to public service and writing. Mr. Simon is the recipient of 44 honorary degrees and has written 16 books. He is currently Director of the Chicago Mercantile Exchange, as well as director of a number of foundations.

     Mr. Spiro is the Managing General Partner of TMS Capital Partners, L.P. ("TMS"), a private investment partnership which he founded in July 1992. He is also a Director and President of Spiro Capital Management, Inc. ("SCMI"), a private investment corporation which he founded in June 1992, and which is the successor to Spiro Capital Management ("SCM"), an investment company which he founded in January 1991.

Meetings and Committees of the Board of Directors

     The Board of Directors ("Board") held eight meetings in 1998. The Board has established a Compensation and Stock Option Committee, an Audit Committee and a Nominating Committee.

     The Compensation and Stock Option Committee met one time in 1998. Dr. Porat and Messrs. Ellman and Simon are members of this Committee with Dr. Porat serving as Chairman. See "Report of Compensation and Stock Option Committee."

     The Audit Committee met one time in 1998. Messrs. Spiro, Ellman and Dr. Porat are members of the Committee with Mr. Ellman serving as Chairman. The functions of the Audit Committee generally include reviewing with the independent auditors the scope and results of their engagement and reviewing the adequacy of the Company's system of internal accounting controls.

     The Nominating Committee met one time in 1998. In 1999, the Nominating Committee met and recommended the nominees for election to the Board of Directors. Members of the Committee include Messrs. Spiro, Simon and Dr. Porat, with Mr. Spiro as the Chairman. The Nominating Committee reviews the size and composition of the Board of Directors and is responsible for recommending nominees to serve on the Board of Directors. In carrying out its responsibilities, the Nominating Committee will consider candidates recommended by other directors, employees and shareholders. Written suggestions for candidates to serve as directors, if nominated and elected, should be sent to the President of the Company at 420 S. York Road, Hatboro, PA 19040.

     The current Directors attended 85% of the Board and Committee meetings in the aggregate in 1998.

     The Company's bylaws require that written notice of the intent to make a nomination at a meeting of shareholders must be received by the President of the Company (a) with respect to an election to be held at an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders, and (b) with respect to an election to be held at a special meeting or in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting is given to shareholders. The notice must contain (a) the name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company, if so elected.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding compensation earned during each of the last three fiscal years by the Company's Chief Executive Officer and by the four other most highly compensated executive officers ("named executive officers") during 1998.

                                         Annual Compensation(1)                 Long-Term Compensation Awards
                                 ---------------------------------------  -------------------------------------------
                                                                            Number of
                                                           Other Annual    Restricted    Securities      All Other
Name and                                       Bonus       Compensation       Stock      Underlying    Compensation
Principal Position        Year   Salary($)     ($)(2)          ($)        Award(s)($)(3) Options(#)       ($)(4)
------------------       ------ ----------- -----------   -------------   -------------  ----------    -------------
Jon S. Saltzman           1998     310,308     117,000              0          38,719           0         4,999
President, Chief          1997     259,192     184,950              0         236,250           0         2,505
Executive Officer         1996     230,000      80,500              0               0           0         1,800

John M. DiBiasi           1998     196,800      58,333              0          25,813           0         5,000
Executive Vice            1997     180,327      86,646              0         157,500           0         3,716
President                 1996     156,000      45,000              0               0           0         2,375

Rosemary Ferrero          1998     169,327      50,000              0          19,359           0          5,000
Vice President,           1997     155,493      50,000              0         118,125           0          3,658
Chief Financial           1996     126,000      30,000              0               0           0          1,950
Officer

Linda Spaide              1998     109,339       9,501              0               0           0          2,749
Vice President
Claims

J. Ransley Lennon         1998     103,539      15,513              0               0           0          3,374
Vice President
Information Services

----------
(1) Excludes certain perquisites and other amounts which, for any executive officer, did not exceed in the aggregate 10% of the total annual salary and bonus for such executive officer.
(2) Messrs. DiBiasi and Lennon, and Ms. Ferrero and Ms. Spaide received 50% of their 1997 bonus during 1998 in cash and the balance in stock of the Company. The stock received was 1,422 shares by Mr. DiBiasi, 1,219 shares by Ms. Ferrero, 231 shares by Ms. Spaide and 378 shares by Mr. Lennon. The value of the stock granted was the average of the bid and ask price on December 31, 1997. When referencing bonuses received in 1998, the chart reflects bonuses earned in 1997 and paid in 1998.
(3) Represents restricted stock awards granted to Mr. Saltzman (15,000 shares), Mr. DiBiasi (10,000 shares) and Ms. Ferrero (7,500 shares), which vest ratably over 5 years.
(4)  Represents employer contributions to the Company's 401(k) Savings Plan.

Option/SAR Grants

     No individual grants of stock options were made during fiscal 1998 to the Company's Chief Executive Officer or the named executive officers. The Company does not currently have (and has not previously had) any plan pursuant to which any stock appreciation rights ("SARs") may be granted.

Aggregated Option/SAR Exercises and Fiscal Year-End Options/SAR Value Table

     The following table sets forth information relating to options exercised during 1998 by the Company's Chief Executive Officer and the named executive officers, and the number and value of options held on December 31, 1998 by such individuals. The Company does not currently have (and has not previously had) any plan pursuant to which any stock appreciation rights ("SARs") may be granted.

                       Aggregated Option Exercises in 1998
                     and Option Values at December 31, 1998

                                                            Number of Securities
                            Shares                               Underlying                  Value of Unexercised
                           Acquired                        Unexercised Options at           In-the-Money Options at
                              On           Value            Dec. 31, 1998 (#)                Dec. 31, 1998($)(2)
                           Exercise      Realized       -----------------------------     ----------------------------
Name                        (#)(1)          ($)         Exercisable     Unexercisable     Exercisable    Unexercisable
-------                  -------------- ------------    ------------    -------------     ------------   -------------
Jon S. Saltzman                0             0             45,000            0                138,000         0
John M. DiBiasi                0             0             22,500            0                 69,000         0
Rosemary R. Ferrero            0             0                  0            0                      0         0
Linda Spaide                   0             0                  0            0                      0         0
J. Ransley Lennon              0             0             12,750            0                 39,000         0

----------
(1) No Stock Options were exercised during fiscal 1998 by the named executive officers.

(2) Total value of unexercised options is based upon the difference between the last sales price of the Company's Common Stock on the New York Stock Exchange as of December 31, 1998 and the exercise price of the options, multiplied by the number of option shares.


              REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The Compensation and Stock Option Committee (the "Committee") consists of Dr. Porat and Messrs. Ellman and Simon, none of whom is an employee of the Company. The Compensation Committee is charged generally with the review and development of compensation practices regarding Penn-America Group, Inc. and its employees, including executive officers. The Compensation Committee bases its compensation recommendations upon information derived from multiple sources including Penn-America personnel, outside compensation consultants, industry surveys and recommendations of management. The Committee believes that consideration of these diverse sources of information helps to create a balanced and appropriate compensation program.

     The Committee has established an overall compensation program to attract, retain and motivate executive officers and to enhance their incentive to perform at the highest level and contribute significantly to the Company's success. In establishing executive compensation, the Committee considers various factors including the personal performance of the executive officer, the attainment of certain financial goals and the need to attract, retain and motivate superior management.

     In determining appropriate compensation levels for its executive officers, the Committee conducted a review of compensation data of companies in a peer group deemed appropriate by the Committee. Peer group companies for purposes of establishing compensation levels were not necessarily the same companies as those included in the performance graph utilized to evaluate the performance of the Company's stock.

     In line with advice received from outside compensation consultants, the Committee generally sets its competitive salaries for executive officer positions in the range between the median level and the 75th percentile of those companies it surveys.

     Compensation paid to the Company's executive officers in 1998 consisted of up to three separate components; salary, bonus (comprised of 50% Company stock and 50% cash) and stock options and restricted stock awards. The base salaries of executive officers were initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent.

Compensation paid to executive officers in 1999 will be based on salary, cash, stock options, and restricted stock awards.

     The Company's Key Employee Incentive Compensation Plan is designed to provide incentives to key employees to excel in their performance individually and collectively to the benefit of stockholders and employees. The plan is designed to be simple and predictable yet to provide significant monetary incentives to key employees. The principal performance criteria are pre-tax underwriting earnings (which excludes investment results) ("Underwriting Earnings") compared against the Annual Business Plan and industry performance, and specifically the earnings per share measurement as compared with previous year performance. The plan is designed to pay bonuses at a level of 10% to 35% of annual salary when the target goals are achieved and an additional amount if targets are exceeded by 5% or more. A portion of the bonus pool is awarded at the discretion of the CEO. Incentive bonuses are paid to all participants 50% in cash and 50% in stock, except that in 1998 and 1997, the bonus paid to the CEO was paid entirely in cash. The overall compensation payable under the Key Employee Incentive Compensation Plan may not exceed 10% of Underwriting Earnings without prior approval of the Committee.

     Under the Company's 1993 Stock Incentive Plan, as amended and restated, stock options and restricted shares may be granted to executive officers and other key employees of the Company. The size of any annual stock option or restricted share award is based primarily on an individual's performance and the individual's responsibilities and position with the Company, as well as on the individual's present outstanding vested and unvested options. Options are designed to align the interests of executive officers with those of the Company's shareholders. The Company's 1993 Stock Incentive Plan was designed to provide incentive for the enhancement of shareholder value, as the full benefit of stock option grants will not be realized unless there is appreciation in per share values. In this regard, options have been and will be granted with exercise prices equal to the fair market value of the Company's Common Stock on the date of grant and will generally become exercisable in equal installments over a period of five years.

     Mr. Jon Saltzman's compensation was determined by the Committee in light of the factors set forth above. His total compensation was compared with compensation packages within the industry. Any award under the Key Employee Incentive Compensation Plan will be made pursuant to that plan and the normal considerations of the Committee. In determining Mr. Saltzman's base salary in 1998, the Committee evaluated his personal and company performance on both a qualitative and quantitative level.

     The Internal Revenue Code provides that publicly-held corporations may not deduct, for federal income tax purposes, non-performance based compensation for its chief executive officer and certain other executive officers to the extent that such compensation exceeds $1 million for the executive. The Committee intends to take such actions as are appropriate to qualify compensation paid to executives for deductibility under the Internal Revenue Code. In this regard, base salary and bonus levels are expected to remain well below the $1 million limitation in the foreseeable future. Options granted under the Company's 1993 Stock Incentive Plan are designed to constitute performance-based compensation, which would not be included in calculating compensation for purposes of the $1 million limitation.

Compensation and Stock Option Committee

         M. Moshe Porat
         Charles Ellman
         Paul Simon

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee during fiscal 1998 were Dr. Porat and Messrs. Ellman and Simon, all non-employee directors of the Company. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Compensation of Directors

     The Company pays to each of its non-employee directors an annual retainer of $15,000 for attendance at Board of Director meetings and $5,000 for committee work, including chairing one committee. An additional $500 is paid for any special meetings called by the Board's Chairman. The Company pays all out-of-pocket expenses incurred by the Directors for attending meetings.

     Under the Company's amended and restated 1993 Stock Incentive Plan (the "Plan"), an option grant for 3,000 shares of the Company's stock is made to each non-employee director on the date of the first annual meeting of shareholders at which such person is elected to the Board of Directors, and thereafter on the date of each annual meeting of shareholders at which such person is reelected to the Board of Directors. Such options become exercisable on the first anniversary of the date of grant at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.


                             STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the New York Stock Exchange and the Standard and Poor's Insurance Composite for the period October 28, 1993 (the date of the Company's initial public offering) through December 31, 1998, assuming an initial investment of $100 and that dividends are reinvested annually.

                                 [GRAPH OMITTED]

                           ------------------------------------------------
                                 PNG         NYSE Composite   S&P Insurance
                                                 Index          Composite
                           ------------------------------------------------
          10/28/93          $   100.00       $   100.00       $   100.00
          12/31/93          $    85.50       $   100.03       $    94.95
          12/31/94          $    82.00       $    96.89       $    92.96
          12/31/95          $   158.33       $   127.23       $   130.00
          12/31/96          $   179.17       $   151.47       $   158.44
          12/31/97          $   341.67       $   197.38       $   228.80
          12/31/98          $   151.00       $   230.05       $   233.97

                                  PROPOSAL NO.2

     APPROVAL OF INCREASE BY 300,000 OF THE NUMBER OF SHARES AUTHORIZED FOR
           DISTRIBUTION UNDER THE COMPANY'S 1993 STOCK INCENTIVE PLAN

     The Board of Directors has declared advisable an increase in the number of shares authorized for distribution under the Company's 1993 Stock Incentive Plan, as amended and restated, and has directed that the increase be submitted to the shareholders at the annual meeting.

     The Plan, as amended and restated April 4, 1994, currently authorizes 525,000 shares of Common Stock for distribution to key employees, consultants and advisors to the Company to provide such individuals with additional incentive to devote themselves to the future success of the Company. Since its inception, the Company has distributed 475,000 of the 525,000 shares authorized for distribution. The Board therefore considers it desirable that the Company obtain authorization for the distribution of additional shares in order to continue the Company's efforts to motivate, attract and retain individuals upon whom the Company's sustained growth and financial success depend. Having the additional shares available for distribution, without the expense and delay of obtaining the approval of shareholders at a special meeting, will afford the Company greater flexibility.

     The additional shares authorized for distribution will have the identical powers, preferences and rights as the shares now authorized under the Plan. If the shareholders authorize the additional shares for distribution, the authorization will go into effect upon the shareholders' approval of the increase.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR DISTRIBUTION UNDER THE 1993 STOCK INCENTIVE PLAN.


                              CERTAIN TRANSACTIONS

Headquarters Lease

     The Company's headquarters in Hatboro, Pennsylvania are occupied pursuant to a lease, effective June 30, 1995, between Mr. Irvin Saltzman, Chairman of the Board of Director, as landlord, and the Company. The lease is for an initial term of five years and the Company has one five-year renewal option thereafter. The current rent is $281,000 per year and the Company is required to pay its pro rata share of all taxes, fees, assessments and expenses on the entire office facility to the extent that they exceed $224,000 in the aggregate. As of March 31, 1999, there was no assessment for 1998 that would cause the Company's pro-rata share of the taxes, fees, assessments and expenses to exceed $224,000. In the event of renewal, the rent will be increased by 50% of the cumulative change in the Philadelphia area consumer price index during the initial lease term. Management believes that the amount being paid by the Company under the lease represents a fair market value annual rental charge.

Affiliated Insurance Entities

     Several of Penn Independent's wholly-owned subsidiaries are insurance agencies (the "Agencies") that write business with Penn-America. During the year ended December 31, 1998, the business written by the Agencies for Penn-America represented 1.35% ($1,278,941) of the business of Penn-America. Penn-America believes that its arrangements with the Agencies are on terms no more favorable than they would otherwise be if the Agencies were unaffiliated third parties.

Agreements with Penn Independent Corporation

     Penn-America receives services from executives (including Mr. Irvin Saltzman and Ms. Saltzman-Levy), staff and administrative personnel of Penn Independent, including services in connection with Penn-America's investment portfolio and human resource administration and related services. Also, Penn-America has historically been charged a portion of the amounts paid by Penn Independent for services such as insurance, telecommunications, professional fees, postage and office supplies.

     In 1998, Penn-America was charged 6.6% ($45,000) of the amounts incurred by Penn Independent for insurance, telecommunications, postage and office supplies. Additionally, the Company paid to Penn-Independent approximately $180,000 for the services of Penn Independent personnel for executive, human resource administration, investment advisory (Mr. Irvin Saltzman) and other related support services.

Carl Domino Associates, L.P.

     Penn-America, and its wholly-owned subsidiary, Penn-Star Insurance Company ("Penn-Star"), have retained Carl Domino Associates, L.P. ("CDA"), a registered investment advisor, to recommend purchases and sales of equity securities. Penn Independent and Mr. James E. Heerin, Jr., a Director of the Company, each own a 3.3% limited partnership interest in CDA. From November 1993 to April 1997, CDA managed Penn-America and Penn-Star's entire investment portfolio. Effective April 1997, CDA manages only the equity portfolio and was paid a total of $100,921 for services rendered in calendar year 1998. The fee is based on a monthly calculation of 1/12th of the annual percentage rates assigned to designated market values of the account. CDA receives an annual fee based on the market value of the companies' equity security assets which it manages at an annual rate of 0.45%.

     The Company believes that the terms of the transactions described in this section are at least as favorable as those that might have been obtained from unaffiliated third parties.


                   INFORMATION CONCERNING INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, will select a certified public accounting firm to serve as independent auditors for the Company for the current fiscal year at a subsequent Board Meeting this year. Representatives of KPMG LLP, the auditors for December 31, 1998, are expected to be present at the Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                                  OTHER MATTERS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the reports received by it, and written representations received from the Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons for the period January 1, 1998 through December 31, 1998 were made on a timely basis.


                              SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2000 must be received by the Company at its principal office in Hatboro, Pennsylvania, no later than December 31, 1999, in order to be considered for inclusion in the Company's 2000 proxy statement and form of proxy relating to the Meeting in 2000.


                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SEC FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                      PROXY


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF PENN-AMERICA GROUP, INC.

The undersigned, a holder of Common Stock of PENN-AMERICA GROUP, INC. hereby constitutes and appoints JON S. SALTZMAN and GARLAND P. PEZZUOLO, and each of them acting individually, as the proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 19, 1999 at 10:00 a.m. at 420 S. York Road, Hatboro, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, as instructed on the reverse side of this proxy.

This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF PENN-AMERICA GROUP, INC. SEE REVERSE SIDE. PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                SEE REVERSE SIDE

                                                  [ x ]    Please mark your vote
                                                           as in this example.





Unless otherwise specified, the shares will be voted "FOR" the election of all nine nominees for director and "FOR" the other proposals set forth below.

1.   Election of Directors (nominees as listed)
     Nominees: Irvin Saltzman, Jon S. Saltzman,
     Charles Ellman, James E. Heerin Jr., Robert
     A. Lear, Jami Saltzman-Levy, M. Moshe Porat,
     Paul Simon, Thomas M. Spiro                                FOR     WITHHELD
                                                               [   ]     [   ]

     For, except vote withheld from the following nominee(s):
     ___________________________________________

2.   To increase the number of authorized shares
     by 300,000 under the Company's 1993 Stock
     Incentive Plan, as amended and restated.         FOR     AGAINST   ABSTAIN
                                                     [   ]     [   ]     [   ]

3. To vote on such other business which may properly come before the meeting.


                                   Dated__________________________________, 1999

                                   Signature____________________________________

                                   Signature____________________________________


                                   NOTE:  Please  sign  this  Proxy  as  name(s)
                                   appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.